As filed with the Securities and Exchange Commission on May 13, 2025

Registration No. 333-276403

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO
FORM S-8 REGISTRATION STATEMENT No. 333-276403
FORM S-8 REGISTRATION STATEMENT No. 333-270660
FORM S-8 REGISTRATION STATEMENT No. 333-263853
FORM S-8 REGISTRATION STATEMENT No. 333-260669
UNDER THE SECURITIES ACT OF 1933

2SEVENTY BIO, INC.
(Exact Name of Registrant As Specified In Its Charter)

Delaware	86-3658454
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2seventy bio, Inc. 60 Binney Street Cambridge, MA (617) 675-7270 (Address of Principal Executive Offices)	02142 (Zip Code)

2021 Stock Option and Incentive Plan
2021 Employee Stock Purchase Plan
(Full title of the plan)

Amy Fallone
Vice President and Secretary
2seventy bio, Inc.
60 Binney St.
Cambridge, MA 02142
(Name and address of agent for service)

(617) 675-7270
(Telephone number, including area code, of agent for service)

Copies to:
Catherine J. Dargan, Esq.
Kerry S. Burke, Esq.
Andrew Fischer, Esq.
Kyle Rabe, Esq.
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001-4956
(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each a “Registration Statement” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by 2seventy bio, Inc., a Delaware corporation (the “Registrant”):

•
Registration Statement No. 333-260669, registering a total of 6,279,426 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), issuable pursuant to the 2seventy bio, Inc. 2021 Stock Option and Incentive Plan (the “Incentive Plan”) and the 2seventy bio, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), filed with the SEC on November 1, 2021;

•	Registration Statement No. 333-263853, registering a total of 1,412,569 shares of Common Stock issuable pursuant to the Incentive Plan and ESPP, filed with the SEC on March 25, 2022;

•	Registration Statement No. 333-270660, registering a total of 2,129,721 shares of Common Stock issuable pursuant to the Incentive Plan and ESPP, filed with the SEC on March 17, 2023; and

•	Registration Statement No. 333-276403, registering a total of 2,764,881 shares of Common Stock issuable pursuant to the Incentive Plan and ESPP, filed with the SEC on January 5, 2024.

On March 10, 2025, the Registrant entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Bristol-Myers Squibb Company, a Delaware corporation ( “Bristol-Myers Squibb”), and Daybreak Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on May 13, 2025, Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly owned subsidiary of Bristol-Myers Squibb (the “Merger”).

In connection with the Merger, the Registrant has terminated, as of the date hereof, any and all of the offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof, and each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, New Jersey, on May 13, 2025.

2seventy bio, Inc.

By:	/s/ Amy Fallone
Name:	Amy Fallone
Title:	Vice President and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.